Exhibit (a)(5)(G)

PRESS RELEASE

FOR IMMEDIATE RELEASE

TIBERIUS CAPITAL URGES ALL MATHSTAR (OTC: MATH.PK) SHAREHOLDERS TO

CONTACT THEIR BROKERS TO TENDER ALL THEIR MATHSTAR SHARES AT $1.25

CHICAGO, Illinois, July 9, 2009 — Tiberius Capital II, LLC (“Tiberius”), a value-opportunity fund located in Chicago, announced today that it mailed a letter to MathStar (OTC:MATH.PK) shareholders urging them to contact their brokers to tender all of their MathStar shares at $1.25 per share. Tiberius is offering to purchase all MathStar common shares in a tender offer that expires on July 20, 2009, at 11:59 p.m. New York City time. “The MathStar Board shut down business operations over a year ago, and since then there has been no deal, no merger partner and no value creation for the MathStar shareholders,” said John M. Fife, who along with Robert T. Sullivan is a principal of Tiberius. Tiberius’ letter to MathStar shareholders can be accessed on the SEC’s website at www.sec.gov under filings for MathStar.

Forward-looking Statements

This press release contains forward-looking statements. All statements contained herein that are not clearly historical in nature or that may necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “potential,” “strategy,” “pursue,” and similar expressions are generally intended to identify forward-looking statements. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors such as delays in effecting the tender offer, unanticipated events, prolonged adverse conditions in the U.S. economy, and expectations regarding MathStar’s financial condition and liquidity. Forward-looking statements involve risks and uncertainties.

TIBERIUS CAPITAL II, LLC

303 EAST WACKER DRIVE, SUITE 311, CHICAGO, ILLINOIS 60601